Exhibit 99.1

Murphy USA Announces Change in Leadership Team

EL DORADO, Arkansas, March 30, 2017 - Murphy USA Inc. (NYSE: MUSA) announced a change in its senior leadership today given the recently announced resignation of Marn K. Cheng, Senior Vice President, Retail Operations Support.

Cheng, a 17-year veteran of the Company, has held various leadership roles within the Operations team. He is resigning for personal reasons and plans to spend more time with family in both Malaysia and the United States.

President and CEO Andrew Clyde stated that “Marn’s breadth of experience in retail operations, fuel supply, ethanol production, customer and store support and many other roles provided him a unique perspective on our business, and he in turn provided me and our leadership team with great wisdom and advice which certainly has served us and our business well.”

His resignation is effective April 30, 2017 and his responsibilities have been reassigned to key personnel in the Company.

About Murphy USA
Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,400 stations located primarily in the Southwest, Southeast and Midwest United States. The company and its team of over 9,000 employees serve an estimated 1.6 million customers each day through its network of retail gasoline stations in 26 states. The majority of Murphy USA’s sites are located in close proximity to Walmart stores. The company also markets gasoline and other products at standalone stores under the Murphy Express brand. Murphy USA ranks 258 among Fortune 500 companies.

Media Contact:
Jerianne Thomas - Director of Corporate Communications
Jerianne.thomas@murphyusa.com
Office - 870.875.7770